Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

ING Funds Trust

We consent to the use of our reports dated May 30, 2012 and May 29, 2012, incorporated herein by reference, for ING Floating Rate Fund and ING High Yield Bond Fund, each a series of ING Funds Trust, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts

November 30, 2012